UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 21, 2011 (April 18, 2011)

Encore Energy Partners LP
(Exact name of registrant as specified in its charter)

DELAWARE	001-33676	20-8456807
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5847 San Felipe, Suite 3000
Houston, Texas 77057
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (832) 327-2255

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On December 31, 2010, Vanguard Natural Resources, LLC (the “VNR”) completed the acquisition by its wholly-owned subsidiary, Vanguard Natural Gas, LLC (“VNG”), of all of the member  interests in Encore Energy Partners GP LLC (“ENP GP”), the general partner of Encore Energy Partners LP (“the Partnership”) (the “Acquisition”).

On April 18, 2011, the Partnership adopted policies relating to the conflicts of interest among the Partnership, ENP GP and VNR that may arise in connection with certain business opportunities (the “Business Opportunity Policy”). The Business Opportunity Policy addresses (i) standards for independence and separateness of the Boards of Directors of ENP GP and VNR and the Conflicts Committees of the respective Boards of Directors in the event of a material transaction between either the Partnership, on one hand, and VNR on the other hand, and (ii) procedures for the apportionment of business opportunities between the Partnership and VNR. The Business Opportunity Policy provides that if a business opportunity with a purchase price in excess of $25 million arises in areas in which neither the Partnership or VNR operate, the party receiving the opportunity will inform the other party of the opportunity and allow the other party to participate on a 50/50 basis unless rejected by, in the case of VNR, its Board of Directors, Conflicts Committee or another committee and, in the case of the Partnership, the Conflicts Committee of ENP GP.

The description of the Business Opportunity Policy in this Item 8.01 is qualified in its entirety by reference to the full text of the Business Opportunity Policy, which is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT NUMBER	DESCRIPTION
Exhibit 99.1	Business Opportunity Policy adopted by Encore Energy Partners LP as of April 18, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENCORE ENERGY PARTNERS LP

BY:	Encore Energy Partners GP LLC,

its general partner

By:              /s/ Scott W. Smith
Name:         Scott W. Smith
Title:           President, Chief Executive Officer and Director
April 21, 2011

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
Exhibit 99.1	Business Opportunity Policy adopted by Encore Energy Partners LP as of April 18, 2011.